Exhibit 99.1

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of Southcross Energy Partners GP, LLC and the Unitholders of Southcross Energy Partners, L.P.

Dallas, Texas

We have audited the accompanying consolidated financial statements of the TexStar Rich Gas System (a Carve-out of TexStar Midstream Services, LP) (the “Rich Gas System”), which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of operations, parent company net investment and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the combined and consolidated financial statements of T2 EF Cogeneration Holdings LLC, T2 LaSalle Gathering Company LLC and T2 Eagle Ford Gathering Company LLC (collectively, the “T2 Joint Venture Entities”) as of and for the years ended December 31, 2013 and 2012, the Rich Gas System’s investment in which is accounted for by use of the equity method. The Rich Gas System’s equity of $155.6 million and $79.6 million in the T2 Joint Venture Entities’ net assets as of December 31, 2013 and 2012, respectively, and of $10.5 million and $1.4 million in the T2 Joint Venture Entities’ net loss for the respective years then ended are included in the accompanying financial statements. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, in so far as it relates to the amounts included for T2 Joint Venture Entities, is based solely on the report of the other auditors. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Rich Gas System’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Rich Gas System’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Rich Gas System as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 1, the Rich Gas System is an integrated business of TexStar Midstream Services, LP and is not a standalone entity. The consolidated financial statements of the Rich Gas System reflect the assets, liabilities, revenue and expenses directly attributable to the Rich Gas System, as well as allocations deemed reasonable by management, to present the consolidated financial position, results of operations, parent company net investment and cash flows of the Rich Gas System on a standalone basis and do not necessarily reflect the financial position, results of operations, parent company net investment and cash flows of the Rich Gas System in the future or what they would have been had the Rich Gas System been a separate, standalone entity during the periods presented. Our opinion is not modified with respect to this matter.

/s/ Deloitte & Touche LLP

Dallas, Texas

October 20, 2014

TexStar Rich Gas System

Consolidated Balance Sheets

(In thousands)

	Unaudited
	June 30, 2014	December 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$—	$—	$—
Trade accounts receivable	2,032	2,037	184
Accounts receivable from related parties	11,582	8,613	550
Prepaid expenses and other	444	—	12

Total current assets	14,058	10,650	746
Property, plant, and equipment, net	253,387	253,956	54,781
Investments in joint ventures	153,137	155,182	79,144
Other assets	3,921	3,986	370

Total assets	$424,503	$423,774	$135,041

Liabilities and parent company net investment
Current liabilities:
Current notes payable	$405	$—	$—
Current maturities of long-term debt	1,790	1,536	—
Trade accounts payable	7,705	15,746	10,411
Accounts payable to related parties	477	261	—
Accrued expenses	5,523	18,025	11,902

Total current liabilities	15,900	35,568	22,313
Long-term debt, net of current maturities	177,204	152,046	25,017

Total liabilities	193,104	187,614	47,330
Commitments and contingencies (Note 8)
Parent company net investment	231,399	236,160	87,711

Total liabilities and parent company net investment	$424,503	$423,774	$135,041

See accompanying notes to the consolidated financial statements

TexStar Rich Gas System

Consolidated Statements of Operations

(In thousands)

	Unaudited
	For the Six Months Ended June 30,		For the Years Ended December 31,
	2014	2013	2013	2012
Revenue
Service fees – third party	$6,607	$1,481	$4,799	$158
Service fees – affiliates	2,928	251	1,304	478
Product revenue – condensate sale	956	294	702	—

Total revenue	10,491	2,026	6,805	636
Expenses
Operations and maintenance	6,774	1,382	2,583	759
Selling, general and administrative	1,428	703	1,825	1,108
Depreciation and amortization	7,859	—	1,193	—

Total expenses	16,061	2,085	5,601	1,867
Income (loss) from operations	(5,570)	(59)	1,204	(1,231)
Interest expense	7,349	1,007	2,669	108
Equity loss from joint ventures	6,532	4,586	10,456	1,418

Total other expenses	13,881	5,593	13,125	1,526
Loss before provision for income tax	(19,451)	(5,652)	(11,921)	(2,757)
Provision for income tax	19	2	5	—

Net loss	$(19,470)	$(5,654)	$(11,926)	$(2,757)

See accompanying notes to the consolidated financial statements

TexStar Rich Gas System

Consolidated Statements of Parent Company Net Investment

(In thousands)

	Unaudited
	At June 30, 2014	At December 31, 2013	At December 31, 2012
Beginning balance	$236,160	$87,711	$10,640
Net loss	(19,470)	(11,926)	(2,757)
Net contributions from parent	14,709	160,375	79,828

Ending balance	$231,399	$236,160	$87,711

See accompanying notes to the consolidated financial statements

TexStar Rich Gas System

Consolidated Statements of Cash Flows

(In thousands)

	Unaudited
	Six Months Ended June 30,		Years Ended December 31,
	2014	2013	2013	2012
Cash flows from operating activities:
Net loss	$(19,470)	$(5,654)	$(11,926)	$(2,757)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,859	—	1,193	—
Amortization of deferred financing costs	499	1,007	1,429	108
Equity loss from joint ventures	6,532	4,586	10,456	1,418
Changes in operating assets and liabilities:
Trade accounts receivable	5	(608)	(1,853)	(184)
Due from related parties, net	(2,753)	(270)	(7,802)	(550)
Prepaid expenses and other current assets	(443)	(65)	—	(12)
Accounts payable	593	601	669	37
Accrued expenses	5,022	81	215	31

Net cash used in operating activities	(2,156)	(322)	(7,619)	(1,909)

Cash flows from investing activities:
Investments in joint ventures	(4,487)	(18,066)	(35,630)	(46,979)
Capital expenditures	(33,448)	(77,382)	(179,765)	(18,841)

Net cash used in investing activities	(37,935)	(95,448)	(215,395)	(65,820)

Cash flows from financing activities:
Borrowings under credit agreements	25,817	130,216	128,565	23,661
Financing costs	(445)	(5,072)	(5,032)	(478)
Parent company investment, net	14,719	(29,374)	99,481	44,546

Net cash provided by financing activities	40,091	95,770	223,014	67,729

Net change in cash and cash equivalents	—	—	—	—
Cash and cash equivalents — Beginning of period	—	—	—	—

Cash and cash equivalents — End of period	$—	$—	$—	$—

TexStar Rich Gas System

Consolidated Statements of Cash Flows

(In thousands)

	Unaudited
	Six Months Ended June 30,		Years Ended December 31,
	2014	2013	2013	2012
Supplemental disclosures for cash flow information
Cash paid for interest, including capitalized interest of $0, $4,949, $10,029 and $1,700 for six months ended June 30, 2014 and 2013, and years ended December 31, 2013 and 2012, respectively	$7,349	$5,956	$12,698	$1,808
Supplemental disclosures of noncash investing and financing activities
Parent company investment, net	(10)	55,814	60,894	35,282
Property, plant and equipment purchases included in accrued expenses	252	17,206	17,776	11,868
Property, plant and equipment purchases included in accounts payable	6,406	10,079	15,040	10,374
Insurance premiums financed with short-term debt	443	—	—	—
Land, pipeline and equipment contributed to affiliate	—	50,863	50,863	33,583

See accompanying notes to the consolidated financial statements

TexStar Rich Gas System

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Description of the Business

Reporting Entity, Nature of Operations and Basis of Presentation

The TexStar Rich Gas System (the “Rich Gas System”) Carve-out Financial Statements (the “Rich Gas System Carve-out Financial Statements”) present the historical carve-out financial position, results of operations, change in parent company’s net investment and cash flows of the Rich Gas System as of June 30, 2014 and for the six months ended June 30, 2014 and 2013 (unaudited) as of and for the years ended December 31, 2013 and 2012. The Rich Gas System Carve-out Financial Statements have been derived from the accounting records of TexStar Midstream Services, LP (“TexStar”) on a carve-out basis. The Rich Gas System Carve-out Financial Statements have been prepared on a carve-out basis and the results do not necessarily reflect what the financial position, results of operations, change in net investment or cash flows would have been if the Rich Gas System had been a separate entity.

On August 4, 2014, Southcross Energy LLC (“Southcross”), the parent of Southcross Energy Partners, L.P. (“SXE”), and TexStar combined pursuant to a contribution agreement under which Southcross Holdings LP, a Delaware limited partnership (“Holdings”), was formed (the “Holdings Transaction”). As a result of the Holdings Transaction, Holdings acquired 100% of the general partner of SXE, all of the equity in SXE owned by Southcross, and 100% of the equity of TexStar. Further, Southcross and BBTS-B (as defined below) each received equity interests in Holdings and its general partner, Southcross Holdings GP LLC, with Southcross owning 29.6% and BBTS-B (as defined below) owning 70.4% of each entity.

Contemporaneously with the closing of the Holdings Transaction, BBTS Borrower LP, TexStar’s intermediate parent (“BBTS-B”), caused TexStar to vest the Rich Gas System into FL Rich Gas Services, LP, the equity of which in turn was contributed to SXE (the “Drop-Down Transaction”). In exchange for the equity of FL Rich Gas Services, LP, SXE paid TexStar $80 million in cash and assumed $100 million of debt (which was immediately repaid through SXE’s new term loan agreement) and issued to TexStar 14,633,000 SXE’s Class B Convertible Units. The total consideration exchanged in the Drop-Down Transaction was estimated to be approximately $450 million, which was based on the volume weighted average trading price of SXE’s common units for the 10 trading day period ending the business days prior to the signing of the definitive agreement regarding the Drop-Down Transaction.

The Rich Gas System, which was carved out from TexStar, consists of a cryogenic processing plant located in Bee County, Texas and three joint ventures that were formed by TexStar and a company subsequently acquired by Atlas Pipeline Partners, L.P. to construct and operate a pipeline and cogeneration facility located in South Texas (see Note 5). The Rich Gas System’s primary assets related to rich natural gas gathering pipelines with approximately 300 MMcf/d of capacity across the core producing areas extending from Dimmit to Karnes Counties in the liquids-rich window of the Eagle Ford shale in South Texas. These gathering lines are operated through joint ventures with Atlas Pipeline Partners, L.P. The Rich Gas System gathering lines were commissioned in 2011. The cryogenic processing plant construction started in 2012 and commenced its operation in late 2013. Prior to the commencement of the cryogenic processing plant, the Rich Gas System’s revenues primarily consisted of gathering and delivery fees. Processing and treating fees commenced upon commissioning of the cryogenic processing plant as discussed above.

Because the Rich Gas System was, and continues to be, under common control of BBTS-B, SXE recorded the Rich Gas System at TexStar’s historical cost.

As a result of the above transactions, Holdings has acquired from Southcross a controlling financial interest in SXE. In connection with the Holdings Transaction, Holdings was the accounting acquirer of SXE and therefore will record its acquisition of SXE as a business combination. SXE’s acquisition of the Rich Gas System is a transaction between entities under common control (SXE being controlled by BBTS-B, through Holdings, as a result of the Holdings Transaction, with the Rich Gas System also being previously controlled by BBTS-B) and thus will be accounted for at TexStar’s historical cost. Common control began on August 4, 2014 concurrent with the consummation of the Holdings Transaction and the Drop-Down Transaction.

TexStar Rich Gas System

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TexStar’s direct investment in the Rich Gas System is presented as parent company’s net investment in the Rich Gas System Carve-out Financial Statements and includes the accumulated net earnings and accumulated net contributions from and distributions to TexStar including allocated long-term debt, interest expense and intercompany balances.

The Rich Gas System’s results are comprised of the historical operations, assets, liabilities and cash flows of the Rich Gas System operated by TexStar prepared on a carve-out basis. The operating results and the majority of the assets and liabilities of the Rich Gas System have been specifically identified based on TexStar’s existing divisional organization. Certain other expenses presented in the carve-out statements of operations represent allocations and estimates of the costs of services incurred by TexStar. These allocations and estimates were based on methodologies that management believes to be reasonable and include administrative and operation and maintenance costs.

Revenues have been identified by contracts contributed by TexStar to the Rich Gas System. Depreciation and amortization are based upon assets specifically identified and contributed to the Rich Gas System. Salaries, benefits and other general and administrative costs have been allocated to the Rich Gas System based on management’s best estimate of how services were historically provided by existing employees. See accompanying notes for discussions of allocation methodology applied specific to debt, interest expense and others. Management believes the assumptions underlying the Rich Gas System Carve-out Financial Statements are reasonable. However, the Rich Gas System Carve-out Financial Statements herein may not reflect the Rich Gas System’s financial position, results of operations, change in parent company net investment or cash flows in the future or what the Rich Gas System’s financial position, results of operations, change in parent company net investment or cash flows would have been if the Rich Gas System had been a separate entity.

The Rich Gas System Carve-out Financial Statements were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These principles are established by the Financial Accounting Standards Board. The preparation of the Rich Gas Carve-out Financial Statements in accordance with GAAP requires that management make estimates and assumptions and use judgment regarding the reported amounts of assets, liabilities, revenues and expenses and disclosures of contingent assets and liabilities for the periods presented herein. The interim financial information as of June 30, 2014 and for the six months ended June 30, 2014 and 2013 is unaudited. Adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the results of operations and financial position have been included herein. The results of operations for interim periods are not necessarily indicative of the results of operations for the full fiscal year. Such estimates primarily relate to unsettled transactions and events as of the dates of the financial statements. Although management believes these estimates are reasonable, actual results could differ from its estimates.

Amounts presented herein are in thousands of U.S. dollars unless otherwise noted.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The Rich Gas System consolidates entities when an ability exists to control or direct the operating and financial decisions of the entity or when there is a significant interest in the entity that gives the Rich Gas System the ability to direct the activities that are significant to that entity.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make various estimates and assumptions that may affect the amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Actual results may differ from those estimates.

Cash and Cash Equivalents

The Rich Gas System utilizes TexStar’s centralized processes and systems for cash management, payroll, purchasing and expenditures. As a result, cash generated by and cash received by the Rich Gas System were deposited in and commingled with the general corporate funds of the respective period’s owner and is or was not specifically allocated to the Rich Gas System. The net results of these cash transactions between the Rich Gas System and the respective period’s owner are reflected in parent company’s net investment in the consolidated balance sheets. Allocated debt from related parties is assumed as a cash borrowing in the consolidated statements of cash flows.

TexStar Rich Gas System

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Trade Accounts Receivable

Trade accounts receivables are specifically identified based on contracts contributed by TexStar to the Rich Gas System and primarily represent receivables for gathering, processing, treating, delivering, condensate handling and other services provided to natural gas producer customers as well as condensate sales receivables to third parties.

Accounts Receivable from Related Parties

Accounts receivable from related parties primarily represent reimbursements from joint ventures for operating costs incurred to operate generation facilities and trunkline pipelines.

Allowance for Doubtful Accounts

In evaluating the collectability of accounts receivable, management performs ongoing credit evaluations of the Rich Gas System’s customers and adjusts payment terms based upon payment history and each customer’s current creditworthiness, as determined by management’s review of such customer’s credit information, detailed analysis of the expected collectability of accounts receivable that are past due and the expected collectability of overall receivables. Management extends credit on an unsecured basis to many of the Rich Gas System’s customers.

Concentration of Credit Risk

Financial instruments that potentially subject the Rich Gas System to concentrations of credit risk are primarily receivables. The Rich Gas System performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral from its customers.

Prepaid Expenses

Prepaid expenses primarily represents prepaid insurance allocated to the Rich Gas System based on specific identification of policies associated with the Rich Gas System.

Property, Plant and Equipment, net

Property, plant and equipment is specifically identified based on authorization for expenditures for Rich Gas System and is recorded at its original cost of construction or, upon acquisition, at fair value of the assets acquired. Direct costs, such as labor and materials, and indirect costs, such as overhead and the cost of financing construction are capitalized. Costs associated with obtaining rights of way agreements and easements to facilitate the building and maintenance of new pipelines are capitalized and depreciated over the life of the associated pipeline. Major units of property replacements or improvements are capitalized and minor items are expensed. The straight-line method is used to depreciate property, plant and equipment over the estimated useful lives of the assets (see Note 4). Leasehold improvements and capital lease assets are depreciated over the shorter of the life of the asset or the life of the lease. Maintenance and repairs are charged directly to operations and maintenance expense.

Impairment of Long-Lived Assets

Long-lived assets are evaluated for impairment when events or circumstances indicate that their carrying values may not be recoverable. These events include, but are not limited to, market declines that are believed to be other than temporary, changes in the manner of the intent to use a long-lived asset, decisions to sell an asset and adverse changes in the legal or business environment such as adverse actions by regulators. If an event occurs, the recoverability of the carrying value is evaluated based on the ability of the long-lived asset to generate future cash flows on an undiscounted basis. If the undiscounted cash flows are not sufficient to recover the long-lived asset, or if a long-lived asset or group of assets is sold, the carrying values are adjusted downward, if necessary, to their estimated fair value. Fair value estimates are generally based on assumptions market participants would use, including market data obtained through the sales process or an analysis of expected discounted cash flows.

TexStar Rich Gas System

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitalization of Interest Cost

Interest on projects is capitalized during their construction period. Once a project is placed in service, capitalized interest, as a component of the total cost of the construction, is depreciated over the estimated useful life of the asset constructed.

The following interest costs were allocated from BBTS-B:

	Unaudited
	Six Months Ended June 30,		Years Ended December 31,
	2014	2013	2013	2012
	(in thousands)
Total interest costs	$7,349	$5,956	$12,698	$1,808
Capitalized interest included in property, plant and equipment, net	—	4,949	10,029	1,700

Interest expense	$7,349	$1,007	$2,669	$108

Investments in Joint Ventures

Investments in unconsolidated subsidiaries, which are 50% or less owned and/or do not meet accounting standards criteria for consolidation, are accounted for under the equity method.

The Rich Gas System recognizes its share of the earnings and losses in its joint ventures pursuant to terms of the applicable limited liability agreements governing such joint venture which provides for earnings and losses to be generally allocated based upon each member’s respective ownership interest in the venture. The Rich Gas System records its proportionate share of the joint ventures’ net income (loss) as equity income (loss) from joint ventures on its consolidated statements of operations.

The Rich Gas System evaluates investments in joint ventures for impairment when factors indicate that a decrease in the value of the investment has occurred that is not temporary. There were no indicators of impairment for the equity method investments as of June 30, 2014 (unaudited), December 31, 2013 or 2012.

Environmental Costs and Other Contingencies

Liabilities for environmental and other contingencies are recognized when an exposure indicates it is both probable that a liability has been incurred and the amount of loss can be reasonably estimated. Where the most likely outcome of a contingency can be reasonably estimated, a liability is accrued for that amount. Where the most likely outcome cannot be estimated, a range of potential losses is established and no specific amount in that range is more likely than any other, the low end of the range is accrued. No amounts were recorded as of June 30, 2014 (unaudited), December 31, 2013 and December 31, 2012 for environmental or other contingencies.

Deferred Financing Costs

Deferred financing costs are capitalized and amortized as interest expense under the effective interest method over the term of the related debt. The unamortized balance of deferred financing costs is included in other assets on the consolidated balance sheets.

TexStar Rich Gas System

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Changes in deferred financing costs, all of which were allocated from BBTS-B, are as follows:

	Unaudited
	Six Months Ended June 30,		Years Ended December 31,
	2014	2013	2013	2012
	(in thousands)
Deferred financing costs, beginning balance	$3,975	$370	$370	$—
Capitalization of deferred financing costs	445	5,072	5,032	478
Less:
Write off of deferred financing costs	—	854	855	—
Amortization of deferred financing costs	499	153	574	108

Deferred financing costs, ending balance	$3,921	$4,435	$3,975	$370

Trade Accounts Payable

Trade accounts payable primarily represents open invoices as of period end that are specifically identified for the Rich Gas System based on authorization for expenditures using the same information as for property, plant and equipment.

Accrued Expenses

Accrued expenses are allocated to the Rich Gas System based on historical analysis of invoices by authorization for expenditures in the period of services rendered.

Fair Value of Financial Instruments

Accounting guidance requires the disclosure of the fair value of all financial instruments that are not otherwise recorded at fair value in the financial statements. At June 30, 2014 (unaudited), December 31, 2013 and December 31, 2012, financial instruments recorded at contractual amounts that approximate fair value include accounts receivable, accounts payable and accrued expenses. The fair values of such items are not materially sensitive to shifts in market interest rates because of the short term to maturity of these instruments (see Note 6).

The fair value of the debt funded through BBTS-B’s credit facility and allocated to the Rich Gas System approximates its carrying amount as of June 30, 2014 (unaudited) and December 31, 2013 and 2012 primarily due to the variable nature of the interest rate of the instrument. The fair value of the debt is considered a Level 2 fair value measurement (see Notes 6 and 7).

Revenue Recognition

The Rich Gas System generates the majority of its revenues from natural gas gathering, processing, delivering, condensate handling of natural gas and sale of condensate. The Rich Gas System realizes revenues either by receiving fees from the producers, or selling the condensate.

The Rich Gas System obtains access to natural gas and provides midstream natural gas services principally under contracts that contain fee-based arrangements. Under fee-based arrangements, the Rich Gas System receives a fee or fees for one or more of the following services: gas gathering, treating, processing and delivering natural gas as well as condensate handling. Fee-based arrangements include natural gas purchase arrangements pursuant to which the Rich Gas System purchases natural gas at the wellhead, or other receipt points, at a settled price at the delivery point less a specified amount, generally the same as the fees the Rich Gas System would otherwise charge for gathering of natural gas from the wellhead location to the delivery point. The fees earned are directly related to the volume of natural gas that flows through the systems.

The Rich Gas System recognizes revenue for services and condensate sale under the four revenue recognition criteria as follows:

•	Persuasive evidence of an arrangement exists — The Rich Gas System entered into written contracts to document fee-based arrangements with producers.

TexStar Rich Gas System

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

•	Delivery — Delivery is deemed to have occurred for fee-based arrangements when the services are rendered, or in the case of condensate sale, the time custody is transferred.

•	The fee is fixed or determinable — The Rich Gas System negotiates the fee for its services at the outset of fee-based arrangements. In these arrangements, the fees are nonrefundable. For sale of condensate, the amount of revenue, based on contractual terms, is determinable when the sale of the applicable product has been completed upon delivery and transfer of custody.

•	Collectability is reasonably assured — Collectability is evaluated on a customer-by-customer basis. New and existing customers are subject to a credit review process, which evaluates the customers’ financial position (for example, liquidity and credit rating) and their ability to pay. If collectability is not considered probable at the outset of an arrangement in accordance with the Rich Gas System’s credit review process, revenue will be recognized when the cash is collected.

The Rich Gas System reports revenues net of the related gas purchase in the consolidated statements of operations when acting as an agent in these transactions and custody of the product or the risks and rewards of ownership do not transfer to the Rich Gas System. Alternatively, the Rich Gas System reports revenues gross of the related sale of condensate in the consolidated statements of operations when the Rich Gas System acts as the principal in the related transaction, takes custody and title of the product, and incurs the risks and rewards of ownership.

Revenue for products and services provided but not invoiced is estimated each month and recorded along with related purchases of goods and services used but not invoiced. These estimates are generally based on estimated commodity prices, preliminary throughput measurements, allocations of product and contract terms. There are no material differences between the actual amounts and the estimated amounts of revenues and purchases recorded as of June 30, 2014 and 2013 (unaudited) and as of December 31, 2013 and 2012.

Income Taxes

No provision for federal or state income taxes is included in the Rich Gas System Carve-out Financial Statements as such income is taxable directly to the partners owning the Rich Gas System. Each partner is responsible for its share of federal and state income tax. Net earnings for financial statement purposes may differ significantly from taxable income reportable to each partner as a result of differences between the tax basis and financial reporting basis of assets and liabilities.

The Rich Gas System is subject to the Texas gross margin tax. These taxes owed in respect of the Rich Gas System are reflected in the Rich Gas System’s parent’s consolidated Texas franchise tax return. The current tax liability is assessed based on the gross revenue apportioned to Texas.

Uncertain Tax Positions

The tax positions taken or expected to be taken in the course of preparing the consolidated financial statements are evaluated to determine whether the tax positions are more likely than not of being sustained by the applicable tax authority. Tax positions deemed not to meet the more likely than not threshold would be recorded as a tax benefit or expense in the current year. Management believes that there are no uncertain tax for the Rich Gas System Carve-out Financial Statements.

Parent Company Net Investment

TexStar’s net investment in the operations of the Rich Gas System is presented as parent company net investment in the Rich Gas System Carve-out Financial Statements. Parent company net investment represents the accumulated net earnings of the operations and the accumulated net contributions from TexStar and its parent, BBTS-B. Net contributions from TexStar and its parent, BBTS-B, at June 30, 2014 (unaudited), December 31, 2013 and 2012 were primarily comprised of intercompany revenues, operations and maintenance expense, cash clearing and other financing activities, and general and administrative costs allocations to the Rich Gas System.

TexStar Rich Gas System

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standard Board and the International Accounting Standard Board jointly issued a comprehensive new revenue recognition standard that will supersede substantially all existing revenue recognition guidance under GAAP and International Financial Reporting Standards. The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The standard is effective for interim and annual reporting periods beginning after December 15, 2016 and must be applied retrospectively or through a cumulative effect adjustment to retained earnings recognized at the date of adoption. Early adoption is not permitted. Management plans to adopt the standard beginning in the first quarter of 2017 and is assessing the impact of the standard on the Rich Gas System Carve-out Financial Statements.

3. Concentrations of Credit Risk

The Rich Gas System’s markets are located in South Texas, and its accounts receivable are concentrated on customers engaged in the purchase and sale of rich gas products and other services. These concentrations of customers may affect the Rich Gas System’s overall credit risk as these customers may be similarly affected by changes in economic, regulatory or other factors.

Revenue from the three largest producers were as follows:

	Unaudited
	For the Six Months Ended June 30,		For the Year Ended December 31,
	2014	2013	2013	2012
Shell	43.0%	30.6%	32.4%	N/A
BlackBrush	14.5%	12.4%	19.2%	6.9%
Cabot	7.9%	15.2%	14.4%	8.6%

At June 30, 2014, December 31, 2013 and 2012, the Rich Gas System’s joint ventures accounted for the majority of its outstanding accounts receivables as follows (as a percentage of all outstanding accounts receivables):

	Unaudited
	June 30, 2014	December 31, 2013	December 31, 2012
Joint Ventures	81.7%	77.0%	68.3%

During the six months ended June 30, 2014 and 2013 (unaudited) and years ended December 31, 2013 and 2012, there was no non-payment for services. At June 30, 2014 (unaudited), December 31, 2013 and 2012, there was no allowance for uncollectible accounts receivable recorded.

TexStar Rich Gas System

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. Property, Plant and Equipment, Net

Property, plant and equipment, net consist of the following:

	Estimated	Unaudited
	Useful	June 30,	December 31,
	Life (yrs)	2014	2013	2012
		(in thousands)
Buildings	20	$607	$607	$—
Field equipment	5-20	242,376	210,604	—
Rights of way	15	988	—	—

Total property, plant and equipment		243,971	211,211	—
Accumulated depreciation		(9,052)	(1,193)	—

Total		234,919	210,018	—
Construction in progress		16,693	42,163	52,811
Land and other		1,775	1,775	1,970

Property, plant and equipment, net		$253,387	$253,956	$54,781

Depreciation expense totaled $7,859 for the six months ended June 30, 2014 (unaudited) and $1,193 for the year ended December 31, 2013. There was no depreciation expense recorded for the six months ended June 30, 2013 (unaudited) or the year ended December 31, 2012.

Construction in Progress

The Rich Gas System completed the final phase of construction of its natural gas gathering system and its related facilities in the liquids-rich window of the Eagle Ford shale of South Texas in late 2013. Construction on the project began in 2011 with operations of its cryogenic processing plant beginning in the fourth quarter of 2013.

5. Investments in Joint Ventures

The Rich Gas System has a 50% ownership interest in T2 Eagle Ford Gathering Company, LLC (“EF”), a 50% ownership interest in T2 EF Cogeneration Holdings LLC (“Cogen”) and a 25% ownership interest in T2 LaSalle Gathering Company LLC (“LaSalle”) (collectively, “T2”). T2 is engaged in the acquisition, construction and operation of natural gas and liquid pipelines and electricity cogeneration units in South Texas.

Management evaluated whether the Rich Gas System’s investments in EF, LaSalle and Cogen should be subject to consolidation. The T2 entities were determined not to be variable interest entities. The Rich Gas System owns 50% or less interest in the joint venture entities and the joint venture arrangements for EF, LaSalle and Cogen give equal management rights with no single investor having unilateral control. Each party sharing or joint control and must consent to the ventures’ operating, investing and financing decisions. The Rich Gas System does not have controlling financial interests but does have significant influence in T2. Therefore, management believes that it is appropriate to account for the Rich Gas System’s investments in joint ventures under the equity method.

TexStar Rich Gas System

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes financial information for T2 as of and for the six months ended June 30, 2014:

Unaudited
(in thousands)	EF	Cogen	LaSalle
Revenue	$1,548	$821	$687
Net loss	$(8,984)	$(2,647)	$(2,925)
Current assets	$9,824	$5,233	$760
Property and equipment	224,451	40,978	80,065

Total assets	234,275	46,211	80,825

Total liabilities	8,599	4,863	760

Total equity	$225,676	$41,348	$80,065

The following table presents the balance of the Rich Gas System’s equity method investments in joint ventures at June 30, 2014 (unaudited):

(in thousands)
Rich Gas System investments in joint ventures	$153,528
Basis difference in the underlying net assets of joint ventures	(391)

Rich Gas System investments in joint ventures	$153,137

The following table presents the balance of the Rich Gas System’s equity loss from joint ventures for the six months ended June 30, 2014 (unaudited):

(in thousands)
Equity loss from joint ventures	$6,546
Basis difference in the net loss of joint ventures	(14)

Equity loss from joint ventures	$6,532

TexStar Rich Gas System

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes financial information for T2 as of and for the six months ended June 30, 2013:

Unaudited
(in thousands)	EF	Cogen	LaSalle
Revenue	$2,018	$1,153	$458
Net loss	$(7,649)	$(581)	$(1,941)
Current assets	$2,730	$1,149	$458
Property and equipment	218,521	25,134	85,433

Total assets	221,251	26,283	85,891

Total liabilities	1,233	1,202	457

Total equity	$220,018	$25,081	$85,434

The following table presents the balance of the Rich Gas System’s equity method investments in joint ventures at June 30, 2013 (unaudited):

(in thousands)
Rich Gas System investments in joint ventures	$143,908
Basis difference in the underlying net assets of joint ventures	(420)

Rich Gas System investments in joint ventures	$143,488

The following table presents the balance of the Rich Gas System’s equity loss from joint ventures for the six months ended June 30, 2013 (unaudited):

(in thousands)
Equity loss from joint ventures	$4,600
Basis difference in the net loss of joint ventures	(14)

Equity loss from joint ventures	$4,586

TexStar Rich Gas System

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes financial information for T2 as of and for the year ended December 31, 2013:

(in thousands)	EF	Cogen	LaSalle
Revenue	$2,907	$2,629	$1,176
Net loss	$(14,415)	$(4,126)	$(4,858)
Current assets	$3,671	$2,142	$780
Property and equipment	231,788	37,137	82,843
Other assets	500	—	—

Total assets	235,959	39,279	83,623

Total liabilities	8,611	2,289	1,072

Total equity	$227,348	$36,990	$82,551

At December 31, 2013, EF had cash calls of $5,560 due from the Rich Gas System’s joint venture partner. The full amount of this receivable is netted within equity at December 31, 2013.

The following table presents the balance of the Rich Gas System’s equity method investments in joint ventures at December 31, 2013:

(in thousands)
Rich Gas System investments in joint ventures	$155,587
Basis difference in the underlying net assets of joint ventures	(405)

Rich Gas System investments in joint ventures	$155,182

The following table presents the balance of the Rich Gas System’s equity loss from joint ventures for the year ended December 31, 2013:

(in thousands)
Equity loss from joint ventures	$10,485
Basis difference in the net loss of joint ventures	(29)

Equity loss from joint ventures	$10,456

TexStar Rich Gas System

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes financial information for T2 as of and for the year ended December 31, 2012:

(in thousands)	EF	Cogen	LaSalle
Revenue	$538	$—	$—
Net loss	$(2,835)	$—	$—
Current assets	$1,292	$—	$—
Property and equipment	173,844	11,997	—

Total assets	175,136	11,997	—

Total liabilities	27,977	—	—

Total equity	$147,159	$11,997	$—

The following table presents the balance of the Rich Gas System’s equity method investments in joint ventures at December 31, 2012:

(in thousands)
Rich Gas System investments in joint ventures	$79,578
Basis difference in the underlying net assets of joint ventures	(434)

Rich Gas System investments in joint ventures	$79,144

The following table presents the balance of the Rich Gas System’s equity loss from joint ventures for the year ended December 31, 2012:

(in thousands)
Equity loss from joint ventures	$1,418
Basis difference in the net loss of joint ventures	—

Equity loss from joint ventures	$1,418

TexStar Rich Gas System

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. Financial Instruments

Fair Value of Financial Instruments

The Rich Gas System utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Rich Gas System determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

Level 1 Inputs – Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

Level 2 Inputs – Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 Inputs – Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

The Rich Gas System does not have any other assets or liabilities measured at fair value on a recurring basis.

The Rich Gas System’s other financial instruments consist primarily of accounts receivable, accounts payable, accrued expenses and long-term debt. The carrying value of the Rich Gas System’s accounts receivable, accounts payable and accrued expenses approximates fair value due to their highly liquid nature, short term maturity, or competitive rates assigned to these financial instruments.

The Rich Gas System may adjust the carrying amount of certain nonfinancial assets to fair value on a non-recurring basis when they are impaired.

7. Long-term Debt

On March 21, 2011, BBTS-B entered into a five year $200,000 senior secured notes agreement with EIG Global, a related party. The amount borrowed was collateralized by substantially all the assets of BBTS-B. An additional $25,000 of credit was extended to and drawn by BBTS-B, and as such, the total outstanding notes balance at December 31, 2012 was $225,000. This loan was paid in full on June 4, 2013.

Also on June 4, 2013, BBTS-B entered into a Credit Agreement (the “Credit Agreement”) consisting of a $640,000 term loan. Principal payments for the term loan, including interest at 7.75% per annum, which were due beginning June 2013 through the note maturity date of June 2019. Principal payments were 1.00% per year, payable in quarterly installments. BBTS-B, in connection with its affiliates and subsidiaries including the Rich Gas System, collectively served as guarantors and pledgers with respect to the Credit Agreement. Through June 30, 2014, the Credit Agreement served as the sole borrowing agreement applicable for Rich Gas System Carve-out Financial Statements subsequent to June 4, 2013.

The Rich Gas System’s long-term debt represents an allocation of its proportionate share of BBTS-B’s consolidated long-term debt at June 30, 2014 and December 31, 2013 and 2012. Substantially all of the Rich Gas System’s capital expenditures are financed by capital provided through BBTS-B’s borrowings. As a result, the long-term debt presented in the Rich Gas System Carve-out Financial Statements represents the Rich Gas System’s proportionate share using relative contribution of capital expenditures pertaining to capital projects financed by BBTS-B’s long-term debt.

In connection with borrowings under the aforementioned agreements, BBTS-B incurred financing costs. These deferred financing costs were being amortized to interest expense over the term of the loan. Applying the same allocation methodology as the long-term debt balances, the Rich Gas System’s deferred financing costs at June 30, 2014 (unaudited), December 31, 2013 and 2012 totaled $3,921, $3,975 and $370, respectively.

TexStar Rich Gas System

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Rich Gas System’s interest expense has also been calculated in a similar allocation methodology as debt. Because the Rich Gas System’s capital assets were under construction prior to December 1, 2013, all of BBTS-B’s interest expense attributable to the Rich Gas System was capitalized prior to this date, with amounts incurred thereafter recorded as a component of interest expense. The Credit Agreement was repaid in full on August 4, 2014 and the Rich Gas System’s assets are no longer provided for as collateral. See Note 2.

8. Commitments and Contingencies

Legal Matters

The Rich Gas System is subject to various claims and legal proceedings covering a wide range of matters that arise in the ordinary course of its business activities. Management believes any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the financial condition or results of operations of the Rich Gas System.

Regulatory Compliance

The Rich Gas System is subject to extensive federal, state and local environmental laws and regulations. These laws and regulations, which are constantly changing, regulate the discharge of materials into the environment and may require the Rich Gas System to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated.

Commitments and Purchase Obligations

The Rich Gas System and certain related parties were co-guarantors of the Credit Agreement as of June 30, 2014 (unaudited) and December 31, 2013. The amounts outstanding under the facility totaled approximately $731,747 and $635,200 at June 30, 2014, and December 31, 2013, respectively, and were repaid on August 4, 2014.

9. Related Party Transactions

The Rich Gas System paid related parties for certain services, property and equipment, and administrative costs approximately $2,414 and $23 for the six months ended June 30, 2014 and 2013 (unaudited), respectively, and $243 and $6 for the years ended December 31, 2013 and 2012, respectively. At June 30, 2014 (unaudited) and December 31, 2013 and 2012, the Rich Gas System had approximately $477, $261, and $0 in accounts payable to related parties, respectively, for operational costs incurred pertaining to the cryogenic processing plant. At June 30, 2014 (unaudited) and December 31, 2013 and 2012, the Rich Gas System had approximately $963, $109, and $0, respectively, in accrued expenses primarily relating to operational obligations pertaining to the Rich Gas System’s joint venture investments.

During the six months June 30, 2014 and 2013 (unaudited), and years ended December 31, 2013 and 2012, the Rich Gas System derived approximately $2,928, $251, $1,304, and $478, respectively, in revenue from related parties for pipeline field services. The Rich Gas System had approximately $11,582, $8,613, and $550 due from related parties for operating advances and pipeline field services at June 30, 2014 (unaudited), and December 31, 2013 and 2012, respectively.

Allocated Expenses

The Rich Gas System allocated selling, general and administrative expenses from both BlackBrush TexStar, L.P. and BlackBrush Oil & Gas, L.P., both related parties, for certain shared services of $432 and $292 for the six months ended June 30, 2014 and 2013 (unaudited), respectively, and $808 and $333 for the years ended December 31, 2013 and 2012, respectively. The allocated costs are included in selling, general and administrative expense in the consolidated statements of operations. The historical costs and expenses reflected in the financial statements include an allocation for certain corporate functions historically provided by the aforementioned entities. Substantially all of the Rich Gas System’s senior management is employed by BlackBrush TexStar, L.P., and certain functions critical to the Rich Gas System’s operations are centralized and managed by BlackBrush TexStar, L.P. Additionally, the Rich Gas System resides in office space provided by

TexStar Rich Gas System

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

BlackBrush TexStar, L.P. The cost of shared services has been allocated to the Rich Gas System on the basis of the Rich Gas System’s relative revenue or head count as compared to that of BlackBrush TexStar, L.P. depending upon which allocation methodology is more meaningful for each service. The Rich Gas System and BlackBrush TexStar, L.P. believe these allocations reasonably reflect the utilization of services provided and benefits received.

See Notes 2 and 7 for a discussion of debt and interest allocated from BBTS-B to the Rich Gas System.

10. Subsequent Events

On August 4, 2014, in connection with the consummation of the Drop-Down Transaction as discussed in Note 1, SXE entered into (a) a Third Amended and Restated Revolving Credit Agreement with Wells Fargo Bank, N.A., as Administrative Agent, UBS Securities LLC and Barclays Bank PLC, as Co-Syndication Agents, JPMorgan Chase Bank, N.A., as Documentation Agent, and a syndicate of lenders (the “Third A&R Credit Agreement”) and (b) a Term Loan Credit Agreement with Wells Fargo Bank, N.A., as Administrative Agent, UBS Securities LLC and Barclays Bank PLC, as Co-Syndication Agents, and a syndicate of lenders (the “Term Loan Agreement”) and, together with the Third A&R Credit Agreement, the “Senior Credit Facilities”).

The initial borrowings and extensions of credit under the Term Loan Agreement were used to finance the acquisition of the Rich Gas System (including the immediate repayment of the $100 million of debt assumed in the Drop-Down Transaction), the repayment of certain of SXE existing debt and the payment of fees and expenses in connection with the new debt arrangements and ongoing working capital and other general partnership purposes. No amounts were initially drawn on the Third A&R Credit Agreement. Substantially all of SXE’s assets, including the Rich Gas System, are pledged as collateral under the Senior Credit Facilities, with the security interest of the facilities ranking pari passu.

In accordance with ASC 855 Subsequent Events, TexStar has reviewed and updated its subsequent events through October 20, 2014, the date the financial statements were issued. There were no other material subsequent events that required recognition or additional disclosure in the financial statements.